Exhibit 99.1

Zix Corporation Announces Share Repurchase Program
DALLAS — March 7, 2011 — Zix Corporation (NASDAQ: ZIXI), the leader in email encryption services, today announced that its board of directors approved a share repurchase program that enables the company to purchase up to $15 million of its shares of common stock from time to time in the open market. The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The share purchases will be funded from existing cash resources and may be suspended or discontinued at any time, however, the share repurchase program will expire on September 30, 2011.
“The board’s decision to initiate a share repurchase program reflects the Company’s strong financial performance and our confidence in ZixCorp’s growth prospects,” said Rick Spurr, ZixCorp’s Chairman and Chief Executive Officer. “ZixCorp is committed to creating long-term value for its shareholders. Our healthy balance sheet and strong cash flow provide the opportunity to invest in growing our business while also driving value to shareholders through share repurchases.”
About Zix Corporation
Zix Corporation (ZixCorp) provides the only email encryption services designed with your most important relationships in mind. Many of the most influential companies and government organizations use the proven ZixCorp® Email Encryption Services, including WellPoint, Humana, the SEC, and more than 1,200 hospitals and 1,500 financial institutions. ZixCorp Email Encryption Services are powered by ZixDirectorySM, the largest email encryption community in the world. The tens of millions of ZixDirectory members can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.
SOURCE Zix Corporation
Zix Corporation I 2711 N. Haskell Ave. I Suite 2300, LB 36 I Dallas, TX 75204 I phone 866 257 4949 I fax 214 370 2070 I www.zixcorp.com

Contacts
ZixCorp Investor Relations: Charles Messman (323) 468-2300, zixi@mkr-group.com
Public Relations: Geoff Bibby (214) 370-2241, gbibby@zixcorp.com
Statements in this release that are not purely historical facts or that necessarily depend upon future events, including statements regarding ZixCorp’s plan to repurchase a portion of its common shares in the open market, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to ZixCorp on the date this release was issued. ZixCorp undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to ZixCorp’s overall financial and cash generation performance, potential other uses for ZixCorp ‘s cash, potential limitations on repurchases, conditions in the market for ZixCorp ‘s stock and other corporate developments. Further information regarding factors that could affect ZixCorp’s ability to successfully execute it’s plan to repurchase a portion of its shares of common stock can be found in the risk factors section of ZixCorp’s most recent filing on Form 10-K with the Securities and Exchange Commission.
Zix Corporation I 2711 N. Haskell Ave. I Suite 2300, LB 36 I Dallas, TX 75204 I phone 866 257 4949 I fax 214 370 2070 I www.zixcorp.com